Exhibit 99.1
First Horizon and Capital Bank Financial Announce
Election Deadline for Capital Bank Financial Stockholders to Elect
Merger Consideration and Expected Closing Date

MEMPHIS, Tenn. and CHARLOTTE, NC. – November 17, 2017 – First Horizon National Corporation (NYSE: FHN) ("First Horizon") and Capital Bank Financial Corp. (NASDAQ: CBF) ("Capital Bank Financial") today announced that the "Election Deadline" (as defined in the election materials previously provided to Capital Bank Financial stockholders of record) is 5:00 p.m. CST on November 28, 2017.  The Election Deadline is based on the parties' current expectation that the merger transaction will be completed on November 30, 2017.  However, the completion of the transaction remains subject to the satisfaction or waiver of certain conditions contained in the parties' Agreement and Plan of Merger, dated as of May 3, 2017 (the "Merger Agreement").
The Election Deadline, as provided in the Merger Agreement, is the deadline by which stockholders of record of Capital Bank Financial may elect to receive cash, shares of First Horizon common stock, or both as "merger consideration" in connection with the parties' proposed merger.  The Election Deadline may be extended, in which case First Horizon and Capital Bank Financial will announce the new Election Deadline by issuing another press release.
Capital Bank Financial stockholders of record wishing to make an election must deliver to Wells Fargo Bank, N.A. (the "Exchange Agent"), a properly completed Letter of Election and Transmittal and any other applicable election materials, by the Election Deadline of 5:00 p.m. CST on November 28, 2017 (unless extended).  The election materials do not provide for a guaranteed delivery procedure. Capital Bank Financial stockholders who hold their shares through a bank, broker or other nominee may be subject to an earlier deadline than the Election Deadline for making their elections, based on the instructions of their brokers, banks or other nominees. Capital Bank Financial stockholders bear the risk of ensuring proper and timely delivery of their election materials.
Capital Bank Financial stockholders may elect to receive, with respect to each share of Capital Bank Financial common stock held, either (i) an amount in cash equal to the sum, rounded to the nearest one-tenth of a cent, of (A) $7.90 plus (B) the product of 1.75 multiplied by the average of the closing sale prices of a share of First Horizon common stock on the New York Stock Exchange, for the ten full trading days ending on the day preceding the closing date of the merger (the "First Horizon Share Closing Price"), or (ii) the number of shares of First Horizon common stock equal to the quotient, rounded to the nearest ten thousandth, of (A) cash consideration divided by (B) the First Horizon Share Closing Price, subject to the procedures applicable to oversubscription and undersubscription for cash consideration set forth in the Merger Agreement. As a result, stockholders who elect to receive entirely cash or entirely stock may receive a combination of cash and First Horizon common stock, and stockholders who elect to receive a combination of cash and stock may receive cash and First Horizon common stock in a different proportion from what they elected.
Stockholders who do not submit properly completed election materials to the Exchange Agent by the Election Deadline will be deemed to have made no election with respect to their shares of Capital Bank Financial common stock. Such shares will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. After Capital Bank Financial stockholders have made their elections and tendered their shares of Capital Bank Financial common stock to the Exchange Agent, they will be unable to sell or transfer their shares of Capital Bank Financial common stock unless they revoke their election prior to the Election Deadline.
All of the documents necessary to make an election were previously mailed to Capital Bank Financial stockholders of record as of October 13, 2017. Capital Bank Financial stockholders of record may obtain additional copies of the election materials by contacting Morrow Sodali LLC at (800) 414-4313. Capital Bank Financial stockholders who hold their shares in "street name" may obtain additional copies of the election materials by contacting their bank, broker or other nominee.
A more detailed description of the merger consideration and the allocation and proration procedures applicable to elections is contained in the Joint Proxy Statement/Prospectus dated July 28, 2017. Capital Bank Financial stockholders are urged to read the Joint Proxy Statement/Prospectus carefully and in its entirety. Copies of the Joint Proxy Statement/Prospectus may be obtained for free by following the instructions below under "Important Other Information."
Capital Bank Financial stockholders of record with questions regarding the election process should contact Morrow Sodali LLC, the information agent for the election, at (800) 414-4313 as soon as possible. Capital Bank Financial stockholders holding shares of Capital Bank Financial common stock in "street name" should contact their broker, bank or other nominee with questions regarding the election process.
Forward-Looking Statements
This communication contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward," and other expressions that indicate future events and trends identify forward-looking statements.
Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon and Capital Bank Financial, and many of which, with respect to future business decisions and actions, are subject to change. Examples of uncertainties and contingencies include, among other important factors: global, general, and local economic and business conditions, including economic recession or depression; expectations of and actual timing and amount of interest rate movements, including the slope and shape of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, competitor, regulatory, and legislative responses to any or all of these conditions; demand for First Horizon's and Capital Bank Financial's product offerings; the actions of the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (Federal Reserve), the Federal Deposit Insurance Corporation (FDIC), the Financial Industry Regulatory Authority (FINRA), the U.S. Department of the Treasury (Treasury), the Municipal Securities Rulemaking Board (MSRB), the Consumer Financial Protection Bureau (CFPB), the Financial Stability Oversight Council (FSOC), the Public Company Accounting Oversight Board (PCAOB), and other regulators and agencies; pending, threatened, or possible future regulatory, administrative, and judicial outcomes, actions, and proceedings; current or future Executive orders; changes in laws and regulations applicable to First Horizon and Capital Bank Financial; the possibility that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where First Horizon and Capital Bank Financial do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon's and Capital Bank Financial's success in executing their respective business plans and strategies and managing the risks involved in the foregoing; and other factors that may affect future results of First Horizon and Capital Bank Financial.
Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon's Annual Report on Form 10-K for the year ended December 31, 2016, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the "Investor Relations" section of First Horizon's website, http://www.firsthorizon.com, under the heading "SEC Filings" and in other documents First Horizon files with the SEC, and in Capital Bank Financial's Annual Report on Form 10-K for the year ended December 31, 2016 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC and available in the "Investor Relations" section of Capital Bank Financial's website, www.CapitalBank-US.com, under the heading "Financials & Filings" and in other documents Capital Bank Financial files with the SEC.
Important Other Information

In connection with the proposed transaction, First Horizon has filed with the SEC a Registration Statement on Form S-4 (No. 333-219052), which was declared effective on July 28, 2017, a Joint Proxy Statement/Prospectus dated July 28, 2017, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF CAPITAL BANK FINANCIAL AND FIRST HORIZON ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC REGARDING THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about First Horizon and Capital Bank Financial, without charge, at the SEC's website (http://www.sec.gov). Copies of the Joint Proxy Statement/Prospectus and the filings with the SEC that will be incorporated by reference in the Joint Proxy Statement/Prospectus can also be obtained, without charge, by directing a request to Clyde A. Billings, Jr., First Horizon National Corporation, 165 Madison, 13th Floor, Memphis, TN 38103, telephone (901) 523-5679, or Capital Bank Financial Corp., Attention: Secretary, 4725 Piedmont Row Drive, Suite 110, Charlotte, NC 28210.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE: FHN) provide financial services through more than 160 First Tennessee Bank locations across Tennessee and the southern U.S. and 28 FTN Financial offices across the U.S. The company was founded in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the largest deposit market share in Tennessee, one of the highest customer retention rates of any bank in the country and has been ranked by American Banker as No. 5 among the Top 10 Most Reputable U.S. Banks. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Working Mother and American Banker magazines and the National Association for Female Executives. More information is available at www.FirstHorizon.com.

Contact:

First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, James Dowd, (901) 523-4305

About Capital Bank Financial

Capital Bank Financial Corp. is a bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States. Capital Bank Financial is the parent of Capital Bank Corporation, a State of North Carolina chartered financial institution with $10.1 billion in total assets as of June 30, 2017, and 189 full-service banking offices throughout Florida, North and South Carolina, Tennessee and Virginia. To learn more about Capital Bank Financial Corp., please visit www.capitalbank-us.com.

Contact:

Capital Bank Financial Chief of Strategic Planning and Investor Relations, Kenneth A. Posner, (212) 399-4020, Kposner@cbfcorp.com